MULTIPLE CLASS PLAN - CLS ADVISORONE FUNDS

     The CLS AdvisorOne Funds (the "Trust") will offer two classes of shares of the Amerigo and the Clermont Funds (collectively, the "Funds"): Class A Shares (sold without a sales charge) and Class C Shares (with a contingent deferred sales charge ("CDSC") of 1.00% on shares redeemed within 1 year of purchase.

     CLASS A SHARES. Class A Shares are sold without a sales charge. In addition, there are no 12b-1 charges associated with Class A Shares.

     CLASS C SHARES. The Class C Shares of each Fund are sold without the imposition of an initial sales charge, but they are subject to a CDSC of 1% of the net asset value of shares redeemed within 1 year of purchase, which is payable to the Distributor. No CDSC is imposed on Class C Shares redeemed thereafter, or on appreciation in value of shares or shares acquired through reinvestment. As provided in a plan adopted pursuant to Rule 12b-1 under the Investment Company Act (the "Rule 12b-1 Plan"), the Distributor is paid a distribution fee of .75% per annum of average daily net assets of Class C Shares and a service fee of .25% per annum of average daily net assets. Broker-dealers selling Class C Shares are paid by the Distributor 100% of the distribution fee and the service fee as shown in the Fund's Prospectus.

     As noted above, the Fund will offer Class A and C Shares. Furthermore, each share of a Fund will represent an equal pro rata interest in the Fund, regardless of class, and will be identical in all respects, except for: (1) the amount and type of fees permitted by Rule 12b-1 distribution plans and the terms of service agreements, if applicable; (2) voting rights on matters concerning Rule 12b-1 Plans; (3) exchange privileges; (4) any expenses which the Board of Trustees of the Trust (the "Board") determines should be allocated or charged on a class basis ("Differential Expenses"), which are limited to (a) transfer


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agency fees as identified by the transfer agent as attributable to a specific class, (b) printing and postage expenses related to preparing and distributing class specific material such as shareholder reports, prospectuses and proxies to current shareholders, (c) Blue Sky and Securities and Exchange Commission (the "Commission") registration fees incurred by a class of shares, (d) the expenses of administrative personnel and services as required to support the shareholders of a specific class, if any, (e) litigation or other legal expenses relating to one class of shares, (f) trustees' fees incurred as a result of issues relating to one class of shares and (g) other expenses that are subsequently identified and determined to be properly allocated to one class of shares; and (5) the designation of such classes (sometimes (1), (2), (3), and (4) in this section are referred to herein as the "Class Dissimilarities"). Other than as noted above, the classes would be identical in all respects.

     NET ASSET VALUE. All expenses incurred by a Fund will be allocated among the various classes of shares based upon the net assets of the Fund attributable to each class, except that shares of a particular class will bear the Differential Expenses incurred by such class. Consequently, the net income of, and the dividends payable with respect to, each particular class would generally differ from the net income of, and the dividends payable with respect to, the other classes of shares of a Fund. Therefore, the net asset value per share of the classes will differ at times. Expenses of a Fund allocated to a class of shares will be borne on a pro rata basis by each outstanding share of that class.

     MAINTENANCE OF RECORDS. The Fund will maintain the records of calculations of net asset value, dividend and distributions, expenses and allocation of income and expenses in connection with the classes of shares of the Funds for a period of not less than six years, the first two in an easily accessible place. As provided herein, such calculations will be available for inspection by the staff of the Commission during this period of time.

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     RULE 12B-1 PLANS. As discussed above, payments from the Rule 12b-1 Plans for the C Shares will be used to compensate the broker-dealers for their distribution efforts as described above.

     The Distributor will furnish the Board with quarterly reports, (the "Statements") detailing amounts expended by the Distributor (for the quarter and on a cumulative basis) as sales commissions, to the extent relevant, other appropriate distribution expenses, to enable the Board to fulfill their responsibilities pursuant to paragraph (d) of Rule 12b-1 under the Investment Company Act, and to make findings required by paragraph (e) of Rule 12b-1. The Statements will also include service and distribution fees and CDSC payments received by the Distributor (for the quarter and on a cumulative basis). The Statements will comply with the requirements of paragraph (b)(3)(ii) of Rule 12b-1.

     The Prospectus of the Fund will describe the services rendered and compensation paid under the Rule 12b-1 Plans and the fees payable by the Funds. The Prospectus will disclose all material information concerning the different classes of shares in a manner that would enable an investor to make an informed and comparative analysis of the different classes of shares, and facilitate the making of an investment decision that would be the most advantageous to a given investor.

     EXCHANGE PRIVILEGES. Class A Shares of a Fund will be exchangeable only for Class A Shares of any other series fund of the Trust. Class C Shares will be exchangeable only for Class C Shares of any other series fund of the Trust. The applicable exchange privileges will be in compliance with Rule 11a-3 under the Investment Company Act and will be set forth in the Funds' prospectus.

     CONDITIONS. Each of the following conditions are required by this Plan:

     1. Each class of shares will represent interests in the same portfolio of investments of the Funds and be identical in all respects, except as set forth below. The only differences among the various classes of


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          shares of the Funds will relate solely to: (a) the designation of each class of shares of the Funds; (b) expenses assessed to a class as a result of a rule 12b-1 plan providing for a distribution fee or a service fee; (c) different Differential Expenses for each class of shares, which are limited to: (i) transfer agency fees as identified by the transfer agent as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders; (iii) Blue Sky registration fees incurred by a class of shares; (iv) Commission registration fees incurred by a class of shares; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class of shares; and (vii) Trustees' fees incurred as a result of issues relating to one class of shares; (d) the fact that the classes will vote separately with respect to the Funds' Rule 12b-1 distribution plan; and (e) different exchange privileges. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Commission.

     2. The initial determination of the Differential Expenses that will be allocated to a particular class and any subsequent changes thereto will be reviewed and approved by a vote of Trustees, including a majority of the independent Trustees. Any person authorized to direct the allocation and disposition of monies paid or payable by the Trust to meet Differential Expenses shall provide to the Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purpose for which the expenditures were made.


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     3.   On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Investment Company Act and otherwise, will monitor each Fund for the existence of any material conflicts among the interests of the various classes of shares. The Trustees, including a majority of the independent Trustees, will take such action as is reasonably necessary to eliminate any conflicts that may develop. The Advisor and the Distributor will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, the Advisor and the Distributor at their own costs will remedy the conflict up to and including establishing a new registered management investment company.

     4. The Trustees will receive quarterly and annual Statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the Statements, only expenditures properly attributable to the sale or servicing of one class of shares will be used to support any distribution or servicing fee charged to shareholders of that class of shares. Expenditures not related to the sale or servicing of a specific class of shares will not be presented to the Trustees to justify any fees charged to that class of shares. The Statements, including the allocations upon which they are based, will be subject to the review and approval of the independent trustees in the exercise of their fiduciary duties.

     5. Dividends paid by a Fund with respect to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day and will be in the same amount, except that each particular Class will bear exclusively its own Differential Expenses and costs and distribution fees associated with any Rule 12b-1 plan relating to a particular class.


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     6.   The Trust, Advisor and Distributor have adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares and the proper allocation of expenses among the classes of shares.

     7. The prospectus of the Funds will include a statement to the effect that a salesperson and any other person entitled to receive any compensation for selling or servicing Fund shares may receive different compensation with respect to one particular class of shares over another in the Funds.

     8. The Distributor will adopt compliance standards as to when shares of a particular class may appropriately be sold to particular investors. The Trust, Advisor and Distributor will require all persons selling shares of the Funds to agree to conform to these standards.

     9. Each Fund will disclose the respective expenses and performance data applicable to each class of shares in every shareholder report. The shareholder reports will contain, in the statement of assets and liabilities and statement of operations, information related to the Funds as a whole generally and not on a per class basis. A Fund's per share data, however, will be prepared on a per class basis with respect to the classes of shares of the Fund. The information provided by the Trust, Advisor and Distributor for publication in any newspaper or similar listing of a Fund's net asset values and public offering prices will present each class of shares separately.


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